Exhibit 99

For Release July 23, 2008	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
SECOND QUARTER 2008 RESULTS
Woburn, MA — July 23, 2008 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2008.
Net income for the quarter ended June 30, 2008 was $1.9 million or $0.13 per diluted share based upon 14,137,300 shares, compared to net income of $1.4 million, or $0.10 per diluted share based upon 14,129,399 shares for the same period last year.
Revenue for the second quarter was $9.6 million compared to $7.5 million for the same period in 2007 as expected declines in rental income were more than offset by growth in lease revenues. Revenue from leases was $5.6 million, up $2.9 million from the same period last year and rental income was $2.5 million, down $1.0 million as compared to the second quarter ended June 30, 2007. Other revenue components contributed $1.5 million for the current quarter, up $0.2 million from the same period last year.
Total operating expenses for the current quarter increased 29.4% to $6.7 million from $5.2 million in the second quarter of 2007. The second quarter 2008 provision for credit losses increased to $3.1 million from $1.7 million for the same period in 2007. The allowance for credit losses increased to $9.5 million or 11.5% of net investment in leases as compared to $7.8 million or 10.75% of net investment in leases as of March 31, 2008. During the second quarter net charge-offs declined to $1.3 million from $1.6 million as compared to the same period in 2007. Sequentially, amounts billed greater than 31 days delinquent as of June 30, 2008 increased to $4.9 million from $3.8 million as of March 31, 2008. Selling, general and administrative expenses remained flat for the quarter at $3.2 million as compared to the second quarter of last year. Depreciation and amortization expense declined 33.7% to $0.2 million for the quarter, due to a decline in the number of rental and service contracts as well as the fact that a greater percentage of these assets are fully depreciated. Interest expense increased $221 thousand as a result of an increase in borrowings under our line of credit.
Cash balances at June 30, 2008 were $6.0 million. Cash received from customers in the second quarter increased 46.0% to $14.7 million compared to $10.1 million during the same period in 2007. New originations in the quarter increased by 44.7% to $17.9 million as compared to the same period last year.

Richard Latour, President and Chief Executive Officer said, “We are pleased with our continued growth in these difficult economic times. The closing of our new bank facility on July 9, 2008, which increased our line of credit from $30 to $60 million, will provide us with additional capital to continue to execute on our overall strategic objectives. From an operational standpoint, the second quarter of 2008 produced new contract originations of $17.9 million, an increase of $5.5 million as compared to the second quarter of 2007. During the second quarter we processed approximately 16,000 applications totaling $109 million, an increase of approximately 70% and 73%, respectively, over the second quarter of 2007. Our management team will continue to focus our attention on expanding our vendor base and origination business, as well as, looking for portfolios and other opportunities.”
For the six months ended June 30, 2008, net income was $3.4 million versus net income of $2.7 million for the same period last year. Net income per diluted share year to date was $0.24 based on 14,151,034 shares versus $0.19 for the same period in 2007.
Year to date revenues for the six months ended June 30, 2007 increased 25.8% to $18.9 million compared to $15.0 million during the same period in 2007. Revenue from leases was $10.5 million, up $5.9 million from the same period last year and rental income was $5.2 million, down $2.2 million from June 30, 2007. Other revenue components contributed $3.2 million year to date, up $0.2 million from the same period last year. New contract originations year to date June 30, 2008 were $35.3 million versus $22.5 million through the same period last year.
Total operating expenses for the six months ended June 30, 2008 increased 27.3% to $13.7 million versus $10.8 million for the same period last year. Selling, general and administrative expenses declined $0.3 million to $6.4 million and depreciation and amortization expenses declined 43.1% to $0.5 million. The provision for credit losses increased to $6.4 million for the six months ended June 30, 2008, as compared to $3.2 million for the same period last year. Year to date net charge-offs declined to $2.6 million as compared to $3.5 million for the same period last year. Interest expense increased to $0.4 million as a result of increased borrowings on our line of credit. Headcount at June 30, 2008 was 86, up from 74 at the end of the same period last year. Year to date cash from customers increased $8.3 million to $27.9 million as compared to $19.6 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$5,387	$7,080
Restricted cash	570	561
Net investment in leases:
Receivables due in installments	123,618	92,314
Estimated residual value	13,117	9,814
Initial direct costs	997	729
Less:
Advance lease payments and deposits	(572)	(219)
Unearned income	(45,234)	(35,369)
Allowance for credit losses	(9,499)	(5,722)

Net investment in leases	82,427	61,547
Investment in service contracts, net	90	203
Investment in rental contracts, net	117	106
Property and equipment, net	850	782
Other assets	842	703

Total assets	$90,283	$70,982

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2008	2007
Notes payable	$21,377	$6,531
Capital lease obligation	150	—
Accounts payable	1,247	1,350
Dividends payable	—	698
Other liabilities	1,419	801
Income taxes payable	378	228
Deferred income taxes	1,980	546

Total liabilities	26,551	10,154
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2008 and December 31, 2007	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 13,987,528 and 13,960,778 shares issued at June 30, 2008 and December 31, 2007, respectively	140	140
Additional paid-in capital	45,586	45,412
Retained earnings	18,006	15,276

Total stockholders’ equity	63,732	60,828

Total liabilities and stockholders’ equity	$90,283	$70,982

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Income on financing leases	$5,596	$2,653	$10,536	$4,686
Rental income	2,484	3,514	5,236	7,438
Income on service contracts	240	329	499	690
Loss and damage waiver fees	768	473	1,456	917
Service fees and other	532	330	1,080	716
Interest income	27	247	87	570

Total revenues	9,647	7,546	18,894	15,017

Expenses:
Selling, general and administrative	3,198	3,158	6,437	6,726
Provision for credit losses	3,060	1,677	6,417	3,200
Depreciation and amortization	230	347	460	810
Interest	234	13	386	26

Total expenses	6,722	5,195	13,700	10,762

Income before provision for income taxes	2,925	2,351	5,194	4,255
Provision for income taxes	1,053	902	1,765	1,589

Net income	$1,872	$1,449	$3,429	$2,666

Net income per common share:
Basic	$0.13	$0.10	$0.25	$0.19

Diluted	$0.13	$0.10	$0.24	$0.19

Weighted-average shares:
Basic	13,987,528	13,912,228	13,981,216	13,886,524

Diluted	14,137,300	14,129,399	14,151,034	14,101,436

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.